UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 17, 2021

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas,	New York,	NY	10036
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code	(212)	345-5000
    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
    Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $1.00 per share	MMC	New York Stock Exchange
Chicago Stock Exchange
London Stock Exchange
    Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 18, 2021, Marsh & McLennan Companies, Inc. (the “Company”) announced that, effective January 1, 2022, John Doyle, 57, will be appointed Group President and Chief Operating Officer. He will continue in his role as Vice Chair of the Company. Mr. Doyle has served as the President and Chief Executive Officer of Marsh LLC since July 2017, and as President of Marsh since April 2016. In connection with his increased responsibilities, Mr. Doyle will receive a $1 million grant of stock units on January 1, 2022 that is scheduled to vest on January 15, 2025.

The Company also announced that Martin South, President of Marsh US and Canada, will succeed Mr. Doyle as President and Chief Executive Officer of Marsh LLC, effective January 1, 2022. He will also be appointed Vice Chair of the Company. Previously, Mr. South served as Chief Executive Officer of Marsh Inc.’s Asia-Pacific region, Chief Executive Officer of Marsh UK and Ireland and Chief Executive Officer of Marsh Europe.

In addition, the Company announced that Dean Klisura will be appointed President and Chief Executive Officer of Guy Carpenter and Vice Chair of the Company, effective January 1, 2022, succeeding Peter Hearn who will continue in his role as Vice Chair of the Company. Effective January 1, 2022, Mr. Hearn will no longer serve as the President and Chief Executive Officer of Guy Carpenter. Mr. Klisura has served as President of Guy Carpenter since October 2020. Mr. Klisura joined Marsh in 1993 and previously served as President of Marsh Global Placement and Advisory Services.

On November 17, 2021, the Compensation Committee of the Company’s Board of Directors approved an amendment to the terms of Mr. Doyle’s employment in conjunction with his assuming the roles of Group President and Chief Operating Officer of the Company effective January 1, 2022. Mr. Doyle will receive an annual base salary of $1,200,000. Mr. Doyle will be eligible for an annual bonus with a target of $2,800,000 commencing with the 2022 performance year (awarded in February 2023). Mr. Doyle will be eligible for a long-term incentive award with a target value of $4,000,000 commencing with the award to be made in 2022.

On November 17, 2021, the Compensation Committee of the Company’s Board of Directors also approved the terms of Mr. Hearn’s employment as Vice Chair of the Company effective January 1, 2022. Mr. Hearn will receive an annual base salary of $800,000. Mr. Hearn will be eligible for an annual bonus with a target of $1,500,000 commencing with the 2022 performance year (awarded in 2023). Mr. Hearn will not be eligible for any additional awards under the Company's long-term incentive program and will not be eligible for any severance benefits upon the conclusion of his employment. Mr. Hearn will continue to be eligible to participate in the Company's employee benefit plans and programs on terms and conditions as are generally provided to similarly situated employees of the Company, as in effect from time to time. While employed by the Company and for 12 months following his termination of employment, Mr. Hearn will be subject to certain restrictive covenants. Mr. Hearn’s employment as Vice Chair of the Company is conditioned on his entry into a waiver and release in connection with a letter agreement documenting the terms of his employment and at the termination of his employment.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01        Financial Statements and Exhibits

(d)        Exhibits

99.1      Press release issued by Marsh & McLennan Companies, Inc. on November 18, 2021.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Connor Kuratek
Name:	Connor Kuratek
Title:	Deputy General Counsel & Corporate Secretary

Date:    November 22, 2021

EXHIBIT INDEX

Exhibit No.           Exhibit

99.1	Press release issued by Marsh & McLennan Companies, Inc. on November 18, 2021.
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